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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the plan administrator has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       INDEPENDENCE SAVINGS PLAN


Date:   June 26, 1995                  By:  /s/ S. W. Holt
                                          -------------------------------
                                          S. W. Holt
                                            for the CoreStates
                                            Benefit Plans Committee,
                                            Successor as of 6/27/94 to
                                            Independence Bancorp, Inc.
                                            as Plan Administrator